UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CPI CORP.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RAMIUS MERGER ARBITRAGE MASTER FUND LTD
RAMIUS MULTI-STRATEGY MASTER FUND LTD
RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
PETER A. FELD
JOSEPH C. IZGANICS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

CPI Corp.
Annual Meeting
July 8, 2009

June 2009

Overview of Ramius LLC

Ramius LLC is a registered investment advisor that manages assets of over $7 billion in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong, and Munich.

Ramius Value and Opportunity Master Fund Ltd ("Ramius") is a private investment fund that invests primarily in the securities of U.S. public companies that it believes are deeply undervalued by the marketplace.

Ramius has a long track record of fulfilling our commitments to improve shareholder value at the companies we have targeted for significant investment.

Why Change is Required at CPI Now

The current Board is failing to represent the best interests of all CPI stockholders

- Poor corporate governance practices
- Lacks the proper relevant industry experience to oversee the next stage in CPI's development as a successful retailer
- Knightspoint has disproportionate representation on the Board relative to its share ownership and exercises effective control
- Significant conflicts of interest exist within the Board
- Failure to re-nominate Peter Feld, representative of the largest stockholder

Stockholders deserve better

- A balanced, independent and experienced Board not controlled by Knightspoint Partners
- The addition of directors with truly independent retail experience

Our nominees are committed to representing the best interests of all CPI stockholders

- Our nominees possess the experience necessary to improve the governance at CPI and help transform the Company into a "best of breed" specialty retailer
- Ramius representative has been working hard on behalf of all CPI stockholders for the last five years
- Ramius proposed the right solution that creates a balanced, independent and experienced board

CPI Has Not Performed Up To Its Full Potential

CPI's stock has underperformed both the Retail Holders Index and Russell 2000 Index over the past 1 and 3 year time frames. The stock has declined 79% since its peak of $84.40 on May 15, 2007 and was trading for as little as $1.08 on December 4, 2008.

Summary Returns

Name	As of June 22, 2009 1-Year	As of June 22, 2009 3-Year	As of June 22, 2009 5-Year	As of April 22, 2009 1-Year	As of April 22, 2009 3-Year	As of April 22, 2009 5-Year
S&P Small Cap - Consumer Disc. [1]	(26.4%)	(46.7%)	(40.9%)	(27.7%)	(51.2%)	(42.2%)
Russell 2000	(31.5%)	(28.6%)	(15.1%)	(33.1%)	(38.6%)	(20.7%)
Retail Holders Index [2]	(15.6%)	(17.8%)	(17.8%)	(16.3%)	(18.1%)	(15.7%)
CPI	**(20.9%)**	**(43.4%)**	**13.2%**	**(47.8%)**	**(52.1%)**	**(42.2%)**

* Returns calculated as of day prior to Ramius' nomination notice

Five Year CPI Stock Price Chart (6/23/04 to 6/22/09)



500.0
400.0
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100.0
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6/23/04 2/23/05 10/23/05 6/23/06 2/23/07 10/23/07 6/23/08 2/23/09
Russell 2000
S&P SmallCap - Consumer Disc.
Retail Holders (IRH)
CPY

Three Year CPI Stock Price Chart (6/23/06 to 6/22/09)



250.0
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100.0
50.0
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6/23/06 12/23/06 6/23/07 12/23/07 6/23/08 12/23/08
Russell 2000
S&P SmallCap - Consumer Disc.
Retail Holders (IRH)
CPY

One Year CPI Stock Price Chart (6/23/08 to 6/22/09)



100.0
80.0
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6/23/08 8/23/08 10/23/08 12/23/08 2/23/09 4/23/09
Russell 2000
S&P SmallCap - Consumer Disc.
Retail Holders (IRH)
CPY

Source: Capital IQ as of June 22, 2009.
(1) S&P small cap sub-index consists of companies in the consumer discretionary sector on the basis of GICS.
(2) Includes companies that sell retail merchandise to consumers through traditional retail stores, the internet, mail order, and catalogs.

Who Is Ramius?

- Founded in 1994 by Peter Cohen, Morgan Stark and Tom Strauss
  - Peter Cohen – Former Chairman and CEO of Shearson Lehman
  - Morgan Stark – Former President and CEO of Chemical Securities
  - Tom Strauss – Former President and Vice Chairman of Salomon Brothers
- Collectively, the three founding partners of Ramius have a combined 131 years of experience in the financial services industry
  - Established firm currently managing over $7 billion of assets
- Has a successful track record of delivering value to stockholders
  - More than 30 investments with 13D's filed

Who Is Knightspoint?

- Investment partnership founded by David Meyer and Michael Koeneke in 2003
- To our knowledge, failed to attract sufficient outside investors to raise a fund
- Only 13D investments to our knowledge were Sharper Image (SHRP), Ashworth (ASHW) and CPI (CPY)
- We believe Knightspoint has no other material sources of income besides CPI

Sharper Image →	Bankruptcy
Ashworth →	Fire sale to Adidas's TaylorMade for $1.90/share , a decline of over 80% from the date Knightspoint joined the Board
CPI →	???

History of Ramius and Knightspoint Involvement in CPI

At the beginning, both Ramius' and Knightspoint's objectives in CPI were aligned in creating value for stockholders

- In 2003, Knightspoint Partners approached Ramius about an investment opportunity in CPI Corp. such that the group would realize value in the stock through a substantial cost cutting plan and renewed focus on the Company's studios
- At the time, Knightspoints' objective for its own firm was to build an investment business based on developing a track record of successful investments
- Knightspoint specifically wanted to invest alongside Ramius given its reputation in the investment community and long-standing track record of delivering value to its investors and the stockholders of companies it invested in
- In March 2004, Knightspoint Partners and Ramius completed a consent solicitation that resulted in the removal of seven incumbent directors and the election of six new directors
- As a new board, the group:
  - Replaced certain members of the management team, including the CEO
  - Exited the mobile photography and Mexican photography businesses
  - Discontinued the effort to build a proprietary digital photography solution
  - Converted analog studios to digital photography
  - Purchased PCA assets out of bankruptcy

These changes resulted in EBITDA improving from $25 million in FY 2005 to $41 million in FY 2009

By 2008 Ramius and Knightspoint Objectives Began to Diverge

Knightspoint's objective shifted from an investment opportunity to a career opportunity

- Knightspoint failed to build any material investment business because of a lack of credibility with potential investors and a series of failed investments
- Unfortunately for CPI stockholders, Knightspoint's failure to build any material investment business caused Knightspoint to change its objective with respect to CPI
- Given Mr. Meyer and Mr. Koeneke's lack of any material alternative income, Knightspoint turned CPI from an investment opportunity into a career opportunity
- The Board was comprised of five directors – four out of the five directors were either directly affiliated with Knightspoint, or were previously recommended to the Board by Knightspoint
- This board structure allowed both Mr. Meyer and Mr. Koeneke to effectively control the Board
- Over the last two years, Mr. Meyer and Mr. Koeneke reaped compensation of $2.2 million from CPI for providing part-time consulting "services" even while the stock price fell by 74%

By 2008 Ramius and Knightspoint Objectives Began to Diverge

Ramius continues to focus on CPI as an investment opportunity

- Ramius continued its long tradition of fulfilling its commitments to improve stockholder value
- Ramius still viewed CPI as an investment opportunity, and one which we believe could still generate substantial returns for all stockholders
- The majority of our original cost cutting plan had already been completed and further improvements in financial performance would depend upon successfully managing the company as a specialty retailer
- We believed the following critical issues, among others, needed to be addressed immediately:
  - Negative sittings trend
  - Relationship with the hosts
  - Customer attrition rate
  - Strength of Marketing programs
  - Improved field execution
  - Standardization within studio
  - Loyalty programs
  - Quality of the customer experience

In order to address these concerns and transform CPI into a best of breed specialty retailer, we recognized the need for Board members with significant retail experience

The Board Lacks the Experience Needed to Oversee A Successful Retailer

However, the Board did not have the relevant experience necessary to oversee a successful retail company – instead the Board was mainly comprised of directors with past relationships with Knightspoint Partners

Board Member	Retail Experience	Past Relationship with Knightspoint Partners
James Abel	NO	YES
Michael Koeneke	NO	YES
David Meyer	NO	YES
Turner White	NO	YES
Peter Feld	NO	NO

The Board Lacks the Experience Needed to Oversee A Successful Retailer

To enhance the Board in 2008, Ramius initially urged the Company to explore adding independent, qualified retail expertise

- Ramius recommended two highly qualified, independent, retail executives to be added to the Board
- The initial feedback from the two independent members on the Board was positive
- However, Mr. Meyer and Mr. Koeneke reacted negatively to these candidates without providing any specific reasons or rationales
- It became abundantly clear that Knightspoint was not looking out for the best interests of all stockholders, but instead seeking to maintain its dominance on the Board
- Due to the insistence of the Knightspoint Partner representatives that both of Ramius' independent recommendations were unsuitable to join the Board, the Board instead decided to support the addition of Mr. Glazer, a recommendation by the Knightspoint Partners representatives
- Although Ramius supported Mr. Glazer's directorship given his background in the retail industry, we also believed that only one director with relevant retail experience was not sufficient. We urged the Board to consider adding additional retail expertise
- However, under the direction of Knightspoint Partners, the Board decided that it was unwilling to add any additional retail expertise at that time, regardless of the obvious void in the Boardroom
- This appointment process served as an example of the level of influence that the Knightspoint Partners representatives, Mr. Meyer and Mr. Koeneke, have over the other members of the Board

Poor Corporate Governance

Knightspoint's effective control over the Board of CPI does not stop at director nominations. There are serious conflicts of interest within the Company as a direct result of Knightspoint's influence in the Boardroom

Michael Koeneke sits on the Compensation Committee

Mr. Koeneke negotiates compensation for Mr. Meyer's "service" agreement

Mr. Koeneke and Mr. Meyer work together as Partners of Knightspoint

Mr. Meyer insists that Mr. Koeneke is "independent" and can serve on the Compensation Committee

RESULTS IN…

2007 Stock Price Performance of -62%
&
$1,433,768 in compensation for Mr. Meyer working part-time

2008 Stock Price Performance of -61%
&
$612,537 in compensation for Mr. Meyer working part-time

We have continued to express our disapproval over Mr. Koeneke's presence on the Compensation Committee which allows him to help determine Mr. Meyer's compensation for providing "services" to CPI

We also question whether Mr. Meyer's compensation ultimately becomes income to Knightspoint Partners, and whether Mr. Koeneke receives a portion of that income as part of their partnership agreement

Poor Corporate Governance

Conflicts also exist between CPI's "independent" lead outside counsel and Knightspoint Partners



Stan Meadows is CPI's "independent" lead outside counsel
Mr. Meadows provides counsel to CPI Board
Mr. Meadows has previous relationship with both Mr. Meyer and Mr. Koeneke as Knightspoint's outside counsel
Board makes decisions based upon input from Mr. Meadows
RESULTS IN...

David Meyer being considered an "independent" member of the board even though he receives material compensation from the Company in excess of NYSE independence standards as well as his "material relationship" with Mr. Meadows, CPI's lead outside counsel

Michael Koeneke's participation on the Compensation Committee which allows him to help determine Mr. Meyer's compensation for providing "services" to CPI, even though they are business partners at Knightspoint

Mr. Meadows' advice to CPI Board for Mr. Meyer to negotiate settlement with Ramius ignores obvious conflicts between Knightspoint and Ramius and need for Board to appoint independent directors for settlement negotiations

Stan Meadows acting as "independent" outside counsel to CPI presents a serious conflict of interest

Poor Corporate Governance

Ramius has tried to work through the numerous conflicts of interest arising from Knightspoint's effective control of CPI – But it has proven difficult

- Ramius has repeatedly questioned whether Mr. Meyer's compensation is treated as income to Knightspoint Partners, and whether Mr. Koeneke receives a portion of that income as part of their partnership agreement
  - Knightspoint has failed to provide any substantive responses to these inquiries
- The Company also falsely states that Ramius has always endorsed Mr. Meyer's compensation arrangements as Chairman and "were in every instance determined and approved unanimously by the entire Board (including the Ramius Group representative)." In 2008, Mark Mitchell, the Ramius director representative at the time, voted AGAINST Mr. Meyer's proposed compensation arrangement for "services" for 2007. He did so on the basis that the compensation awarded to the Chairman should be evaluated in the context of what other executives received and that he thought the level proposed was not warranted in light of the performance of the Company and the stock
  - However, due to Knightspoint's effective control of the Board, Mr. Mitchell was overruled
- Mr. Feld has repeatedly voiced his concern that Mr. Koeneke should not be part of the Compensation Committee that determines the compensation for Mr. Meyer, his friend and business partner
  - He was out-voted by the remainder of the Board
- Peter Feld has highlighted to the other Board members that David Meyer should not be considered independent due to his material compensation from CPI in excess of NYSE independence standards as well as his material relationship with Stan Meadows, CPI's lead outside counsel
  - Mr. Meadows has insisted that David is "independent" due to the creative structuring of the compensation arrangement but has not provided any substantive claim regarding his independence as it relates to his material relationship with Mr. Meadows

The Ramius Proposal

In order to create a balanced board, Ramius proposed a settlement with CPI that would reduce Knightspoint's effective control over the Company as well as add desperately needed retail experience

- To that end, as a settlement we proposed the following seven-member Board:
  - Five independent directors, three of whom have relevant retail experience; one direct Knightspoint representative; and one direct Ramius representative
- CPI rejected that settlement and, instead, proposed the following six-member Board:
  - Two direct Knightspoint representatives, zero direct Ramius representatives; and four independent directors, only two of whom have relevant retail experience

Ramius Settlement Proposal	Company Recommended Slate
David Meyer (No retail exp / Knight direct)	David Meyer (No retail exp / Knight direct)
Turner White (Ind / No retail exp / Knight rec)	Turner White (Ind / No retail exp / Knight rec)
James Abel (Ind / No retail exp / Knight rec)	James Abel (Ind / No retail exp / Knight rec)
Michael Glazer (Ind / Retail exp / Knight rec)	Michael Glazer (Ind / Retail exp / Knight rec)
Paul Finkelstein (Ind / Retail exp / CPI rec)	Paul Finkelstein (Ind / Retail exp / CPI rec)
Joeseph Izganics (Ind / Retail exp / Ramius rec)	**Mike Koeneke (No retail exp / Knight direct)**
Peter Feld (No retail exp / Ramius direct)	

Legend:
Ind - Independent
Retail exp - Retail experience
No retail exp - No retail experience
CPI rec - CPI recommended
Knight rec - Knightspoint recommended
Knight direct - Knightspoint direct representative
Ramius rec - Ramius recommended
Ramius direct - Ramius direct representative

The Ramius Proposal

We believe the differences between the two proposals are clear:

- **The Ramius proposal serves all stockholders' best interests**
  - Creates a board with the right balance of directors with relevant retail industry experience and independence so as to not represent the interests of any one stockholder over the interests of others
  - Even though Ramius owns 23% of the total outstanding shares, our proposal entails only one direct Ramius representative, Mr. Feld, who is currently an incumbent member of the Board
- **The Company proposal serves Knightspoint's best interests**
  - The Company's proposal calls for two direct Knightspoint representatives, despite their owning only 3.5% of the total outstanding shares
  - Zero Ramius representation even though Mr. Feld is currently on the Board and represents the largest stockholder of the Company
  - Five out of six directors who are either directly affiliated with Knightspoint, or were previously recommended to the Board by Knightspoint, thus ensuring Knightspoint's effective control over the Company
- CPI stockholders should not be satisfied with a pro forma Board with just one Board member, Paul Finkelstein, who has no previous relationship with Knightspoint

We know from experience that Mr. Finkelstein alone will not be able to serve as a check on Knightspoint's unchecked influence in the boardroom

The Ramius Proposal

CPI is unwilling to settle because it would reduce Knightspoint's effective control over the Company

- Although the Ramius proposal is clearly in the best interests of all stockholders, CPI has no interest in any settlement that would erode Knightspoint's control of the Boardroom
- Instead, Knightspoint is seeking to dominate the Board with members whose past relationships with Knightspoint will ensure their continued support, regardless of performance
- David Meyer and Michael Koeneke have turned CPI from an investment opportunity into a career opportunity
- Even as the CPI stock has declined by 74% over the past two years, Mr. Meyer and Mr. Koeneke, working part time, have reaped millions of dollars in "service" fees from the Company
- CPI is spending stockholders' money in this proxy fight to protect Knightspoints' interests, not those of the stockholders

The Ramius Proposal

As a result, Ramius has been forced to seek the election of two highly qualified candidates, Peter Feld and Joseph Izganics, to create balance and needed retail experience on the Board

- Voting on Ramius' GOLD Proxy gives stockholders the ability to vote for our two nominees and who we believe to be the four most qualified and experienced directors on the Company's slate to form a balanced six-person board comprised of:
  - Four independent directors, three of whom have relevant retail experience; one direct Knightspoint representative, and one direct Ramius representative
- The table below specifically outlines the candidates who would be elected if stockholders vote on Ramius' GOLD Proxy Card in accordance with Ramius' recommendations and on the Company's White Proxy Card in accordance with the Company's recommendation

Ramius Gold Proxy	Company White Proxy
David Meyer (No retail exp / Knight direct)	David Meyer (No retail exp / Knight direct)
James Abel (Ind / No retail exp / Knight rec)	James Abel (Ind / No retail exp / Knight rec)
Michael Glazer (Ind / Retail exp / Knight rec)	Michael Glazer (Ind / Retail exp / Knight rec)
Paul Finkelstein (Ind / Retail exp / CPI rec)	Paul Finkelstein (Ind / Retail exp / CPI rec)
Joeseph Izganics (Ind / Retail exp / Ramius rec)	**Mike Koeneke (No retail exp / Knight direct)**
Peter Feld (No retail exp / Ramius direct)	**Turner White (Ind / No retail exp / Knight rec)**

Legend:
Ind - Independent
Retail exp - Retail experience
No retail exp - No retail experience
CPI rec - CPI recommended
Knight rec - Knightspoint recommended
Knight direct - Knightspoint direct representative
Ramius rec - Ramius recommented
Ramius direct - Ramius direct representative

How can CPI claim that it is representing all stockholders' best interests when it seeks to maintain the board with Knightspoint representatives and to remove the lone representative of the largest stockholder?

Ramius' Two Director Candidates Have the Right Experience To Transform CPI Into a "Best of Breed" Specialty Retailer And Improve Corporate Governance

Joseph Izganics

Mr. Izganics was formerly one of only three Division Presidents of Home Depot, directly responsible for over $20 billion in sales and 110,000 associates. Previously, he was the head of the pro business and tool rental business where he supported a contractor base of $20 billion in sales. Prior to that, Mr. Izganics was the President of the $3 billion services business. Mr Izganics is widely credited at Home Depot for:

- Developing and implementing operational and merchandising programs company wide that enhanced the customer experience within the store
- Implementing processes that improved capital allocation and return on invested capital (ROIC) to the highest in company history
- Developing and implementing marketing campaigns that increased consumer and associate awareness to record levels
- Pioneering two store prototypes that dramatically improved sales per square foot and profitability throughout Home Depot

We believe Mr. Izganics would represent a significant upgrade to the quality of the professionals on the CPI Board

Mr. Izganics Has the Right Skill Set to Transform CPI Into a "Best of Breed" Specialty Retailer

We believe that Mr. Izganics' significant accomplishments at Home Depot demonstrate his considerable skill at operating a best of breed retail business which is directly applicable to addressing the critical business issues facing CPI.

These issues include:

- Negative sittings trend
- Relationship with the hosts
- Customer attrition rate
- Strength of Marketing programs
- Improved field execution
- Standardization within studio
- Loyalty programs
- Quality of the customer experience

The application of retail best practices is applicable across a wide variety of retailers. Mr. Izganics will apply the lessons learned in 20 years at Home Depot for the benefit of all stockholders

Ramius' Two Director Candidates Have the Right Experience To Transform CPI Into a "Best of Breed" Specialty Retailer And Improve Corporate Governance

Peter Feld

Mr. Feld is a Managing Director at Ramius LLC, an investment management firm which oversees more than $7 billion of assets, and the largest stockholder of CPI. Mr. Feld has been instrumental in the success of Ramius and its investments. Mr. Feld has strong expertise in corporate finance, restructuring, investment banking, and corporate governance. He has been a director of CPI since July 2008. During his time on the Board, Mr. Feld:

- Recognized the lack of retail expertise on the Board and pushed for the process that ultimately resulted in Michael Glazer, the Company's only director with relevant retail experience, being appointed to the Board. **Without Mr. Feld's hard work, we firmly believe the Board would still be comprised of zero members with relevant retail expertise**
- Led an initiative to re-evaluate field compensation practices which resulted in field personnel having the opportunity to earn substantially more money by meeting certain financial goals
- Upon joining the Board, Mr. Feld recognized the clear need for the current directors to spend more time in the studios. Mr. Feld urged directors to contact their closest district managers and go through the Company's score cards and analytics to better understand the business
- Negotiated a lower compensation package for Mr. Meyer's consulting "services," despite Mr. Koeneke's insistence that Mr. Meyer be paid substantial compensation for part-time work

Michael Koeneke and Turner White Provide Little Incremental Value to The Board

The most significant contribution that either Mr. Koeneke or Mr. White brings to CPI is to further facilitate the effective control of the Knightspoint Group

<u>Michael Koeneke</u>

- Has no retail experience
- Negotiates Mr. Meyer's compensation through his active participation on the Compensation Committee
- Significant compensation from CPI through board fees and his potential participation in Mr. Meyer's CPI compensation through the Knightspoint partnership
- Is a direct representative of Knightspoint Partners, who has effective control of the Company

We believe that Mr. Meyer brings ample M&A experience to the Board of CPI and the Company could access any of Mr. Koeneke's relevant M&A relationships through Mr. Meyer's partnership with Mr. Koeneke. Therefore Mr. Koeneke's limited skill set is redundant on the CPI Board.

Michael Koeneke and Turner White Provide Little Incremental Value to The Board

The most significant contribution that either Mr. Koeneke or Mr. White brings to CPI is to further facilitate the effective control of the Knightspoint Group

Turner White

- Has no retail experience
- Has limited financial experience
- Knightspoint recommended director
- As head of the Compensation Committee has proposed and supported Mr. Meyer's generous compensation packages for part-time work

We strongly believe that the Ramius nominees, Peter Feld and Joseph Izganics, are far more qualified than Michael Koeneke and Turner White to represent the best interests of all stockholders. The composition of the Board proposed by Ramius is balanced, fair, and offers the right mix of stockholder representation and retail industry expertise

Why Change is Required at CPI Now

The current Board is failing to represent the best interests of all CPI stockholders

- Poor corporate governance practices
- Lacks the proper relevant industry experience to oversee the next stage in CPI's development as a successful retailer
- Knightspoint has disproportionate representation on the Board relative to its share ownership and exercises effective control
- Significant conflicts of interest exist within the Board
- Failure to re-nominate Peter Feld, representative of the largest stockholder

Stockholders deserve better

- A balanced, independent and experienced Board not controlled by Knightspoint Partners
- The addition of directors with truly independent retail experience

Our nominees are committed to representing the best interests of all CPI stockholders

- Our nominees possess the experience necessary to improve the governance at CPI and help transform the Company into a "best of breed" specialty retailer
- Ramius representative has been working hard on behalf of all CPI stockholders for the last five years
- Ramius proposed the right solution that creates a balanced, independent and experienced board

Appendix

- Director nominees
  - Peter Feld
  - Joseph Izganics
- Response to Company claims

Director Nominees

Peter Feld

Mr. Feld is a Managing Director of Ramius LLC, a position he has held since November 2008. Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius LLC from February 2007 to November 2008. Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to July 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Corporation, a bank and financial holding company. Mr. Feld has served on the Board of Directors of CPI since July 2008.

Joseph Izganics

Mr. Izganics is currently a private investor. Mr. Izganics most recently served as the Southern Division President of The Home Depot, Inc. (NYSE:HD), the world's largest home improvement specialty retailer, from May 2007 to January 2009. Prior to becoming Southern Division President, Mr. Izganics served as Senior Vice President, Pro Business and Tool Rental, of The Home Depot, Inc. from 2005 to 2007. From 2002 to 2005, Mr. Izganics served as President, Service Business, of The Home Depot, Inc. Mr. Izganics served in various other positions with The Home Depot, Inc. since 1989.

Response to Company Claims

CPI has continued to try and distract shareholders with misleading statements and scare tactics

They Claim: *"Ramius offers no new ideas, plans or strategies and, indeed, acknowledges that the Company is performing well"*

The Fact: Ramius has been an active participant on the Board of CPI for over five years and has played a crucial role in helping to guide and oversee the general strategy of the Company including the initiatives being implemented today. This election contest is not about high-level business strategy, it is about ensuring the Board has the appropriate skill sets to oversee the successful implementation of these strategies in order to drive improved performance at CPI.

Ramius has continually expressed its concerns surrounding the negative sittings trends and the need for improved field execution at the Company to stem these losses. In fact, the Ramius director was instrumental in pushing the Company to identify and hire a new head of field operations. To date, CPI has been able offset these declines in sittings through increases in price. However, the recent material decline in sales at Sears confirms our view that raising prices can only benefit the Company in the short term. Once prices hit a ceiling and start to fall, CPI faces both a decline in sittings as well as prices, which magnifies the drop in sales and hurts operating profits. In order for the Company to truly address this problem, it must add experienced retail executives to the Board that can help to institute retail best practices and stabilize sittings. These include:

- Enhancing the relationship and cross-promotion activities with the hosts
- Enriching the customer experience
- Improving field execution
- Strengthening the quality of the marketing and loyalty programs

We firmly believe that stronger retail experience on the Board would help drive all of these initiatives and significantly improve the long-term profitability and value of CPI. The current board's lack of retail experience prohibits it from adequately addressing these retail specific problems. Our nominees have the experience necessary to help oversee the implementation of these strategies.

Response to Company Claims

CPI has continued to try and distract shareholders with misleading statements and scare tactics

They Claim: Ramius is seeking *"additional influence"* on the Board

The Facts: Ramius' proposal does not include any new candidates to the Board that are directly affiliated with Ramius. Mr. Feld is already an incumbent member of the Board. The other Ramius nominee, Mr. Izganics, was identified through a third party search firm and has absolutely no prior connection to Ramius or its affiliates. Ramius' only desire throughout this contest is to create a more balanced, independent, and experienced Board that is free from the undue influence of Knightspoint Partners. The changes to the Board that Ramius has proposed would create a Board comprised of four independent directors, three of whom have relevant retail experience; one direct Knightspoint representative; and one direct Ramius representative.

On the other hand, Knightspoint has continued to assert additional influence on the Board of CPI. **The Company's proposed Board includes five out of six directors that are either directly affiliated with Knightspoint or previously recommended by Knightspoint**, despite only owning 3.5% of the Company, and only two directors with any retail experience. These two directors would not have been added to the Board without our outspoken concerns on the failure of the Board to address this obvious weakness.

In addition, **over the past two years, both Mr. Meyer and Mr. Koeneke have received compensation totaling over $2.2 million for providing part-time consulting "services", while the stock declined by 74%.** This pay package represents almost as much as the CEO, CFO, and all other board members earned combined. **Stockholders need to seriously question Knightspoint's influence over CPI.**

Response to Company Claims

CPI has continued to try and distract shareholders with misleading statements and scare tactics

They Claim: CPI is at the *"forefront of corporate governance"* and that *"the Board is structured for robust debate."*

The Facts: All aspects of the Company's corporate governance are called into question by Knightspoint Partners' outsized and undue influence in the boardroom. **The fact that Mike Koeneke is allowed to serve on the compensation committee and determine his partners' compensation is appalling and represents a material conflict of interest**. This unchecked behavior has resulted in David Meyer and Mike Koeneke personally profiting $2.2 million over the last two years while the stock declined by 74%. Ask yourself why David Meyer, acting as non executive Chairman and providing part-time consulting "services" to CPI, makes substantially more than the CEO of the Company?

The Company also falsely states that Ramius has always endorsed Mr. Meyer's compensation arrangements as Chairman and "were in every instance determined and approved unanimously by the entire Board (including the Ramius Group representative)." **In 2008, Mark Mitchell, the Ramius director representative at the time, voted AGAINST Mr. Meyer's proposed compensation arrangement for "services" for 2007**. He did so on the basis that the compensation awarded to the Chairman should be evaluated in the context of what other executives received and that he thought the level proposed was not warranted in light of the performance of the Company and the stock. However, due to Knightspoint's undue influence over the Board, Mr. Mitchell was over-ruled.

The Company also fails to mention that the Company's outside counsel, Stanley H. Meadows, also represents Knightspoint Partners as its outside counsel, and to our knowledge, has a long standing relationship with Mr. Meyer and his family. We seriously question the independence of the advice the Board receives from Mr. Meadows, which includes his role in the Company's settlement discussions as well as his view that Mr. Meyer is "independent," despite the fact that Mr. Meyer receives material compensation from the Company in excess of NYSE independence standards. Further, the material relationship between Mr. Meyer and Mr. Meadows is itself a factor to be considered in any determination of whether Mr. Meyer is "independent" in accordance with NYSE standards. To our knowledge, Mr. Meadows has never advised the CPI Board about Section 303A.02 of the NYSE Listed Company Manual.

Response to Company Claims

CPI has continued to try and distract shareholders with misleading statements and scare tactics

They Claim: Ramius tried to force a desperation sale of the Company

The Facts: This allegation is highly misleading and the Company is trying to further its own agenda by telling you only what it wants you to hear. Specifically, during the period between September 2008 and February 2009, the Company came precariously close to breaching a bank covenant that required minimum EBITDA of $50 million. A covenant breach could have triggered a mandatory repayment of all outstanding debt at a time when the credit markets were effectively shut down and refinancing could have proved extraordinarily difficult. Mr. Feld, in doing the prudent thing to protect stockholder value, encouraged the Board of CPI to evaluate any and all strategic and financial options in the event that the Company's lenders were unreasonable. To characterize his actions in any other manner is frankly disingenuous and merely serves to inappropriately distract stockholders from the significant governance issues that we have highlighted.

They Claim: Ramius has "*pressed for gaining liquidity*" for its investment in reference to the 10b-5 trading plan that Ramius filed with the Securities and Exchange Commission on January 23, 2009.

The Facts: Alleging that the small amount of stock that Ramius has sold, after continuing to be invested in the Company as one of its largest stockholder for over five years, somehow demonstrates our interest in gaining liquidity for our entire investment is highly misleading. In fact, the purpose of the plan is merely to allow Ramius to rebalance its portfolios, and the shares subject to the plan represent but a small minority of our total position. **Ramius continues to own over 1.6 million shares, representing over 23% of the outstanding shares, and expects to remain the largest stockholder of the Company for the foreseeable future, as long as the Company is properly governed. This compares to the 102,321 shares directly purchased by Knightspoint Partners, representing less than 1.5% of shares outstanding**. Any implication that our interests are somehow not aligned with those of all stockholders of CPI Corp. is simply false. We are committed to the long term success of CPI and will continue to fight for the best interests of all stockholders.